Filed pursuant to Rule 433

Registration Statement No. 333-185462

January 9, 2014

United Mexican States

Final Terms and Conditions

3.50% Global Notes due 2021

Issuer:	United Mexican States

Transaction:	3.50% Global Notes due 2021 (the “2021 Notes”)

Issue Currency:	USD

Issue Size:	U.S.$1,000,000,000

Ratings:	Baa1(stable)/BBB+(stable)/BBB+(stable) (Moody’s/Standard & Poor’s/Fitch)*

Maturity Date:	January 21, 2021

Pricing Date:	January 9, 2014

Settlement Date:

January 21, 2014 (T+7)

It is expected that delivery of the 2021 Notes will be made against payment therefor on the seventh day following the Pricing Date of the 2021 Notes (such settlement cycle being referred to herein as “T+7”). Trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade 2021 Notes on the date of pricing or the next three succeeding business days will be required, by virtue of the fact that the 2021 Notes initially will settle in T+7, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of 2021 Notes who wish to trade 2021 Notes on the date of pricing or the next three succeeding business days should consult their own advisors.

Coupon:	3.50%

Coupon Payment Frequency:	Semi-annual

Issue price:	99.343% , plus accrued interest, if any, from January 21, 2014

Yield:	3.607%

Re-offer Spread:	+120 bps

Reference Benchmark:	UST 2.375% due December 31, 2020 (price: 99-25+ and yield: 2.407%)

Interest Payment Dates:	January 21 and July 21 of each year, commencing July 21, 2014 (subject to interest payment date convention disclosed in the pricing supplement)

Optional Redemption:	Make-Whole Call at Treasuries +20 bps (at any time, from time to time prior to maturity upon giving no less than 30 days’ nor more than 60 days’ notice)

Gross Proceeds:	U.S.$993,430,000

Ranking:	Senior Unsecured

Governing Law:	New York law

Registration:	SEC Registered

Denominations:	U.S.$2,000 and integral multiples of U.S.$1,000 in excess thereof

Day Count:	30/360

Underwriters Discount:	0.15%

Listing/Trading:	Application will be made to the Luxembourg Stock Exchange - Euro MTF Market Luxembourg

CUSIP / ISIN:	91086QBD9 / US91086QBD97

Joint Bookrunners /Allocation:	Credit Suisse Securities (USA) LLC (50%) HSBC Securities (USA) Inc. (50%)

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. Each securities rating should be evaluated independent of each other securities rating.

A prospectus supplement and prospectus of Mexico, each dated December 20, 2012, accompany this free-writing prospectus and are available from the Securities and Exchange Commission’s website at http://www.sec.gov/Archives/edgar/data/101368/000119312513146690/d479944d424b2.htm. A preliminary pricing supplement, subject to completion on January 9, 2014, for the 2021 Notes, is available from the Securities and Exchange Commission’s website at http://www.sec.gov/Archives/edgar/data/101368/000119312514006078/d657042d424b2.htm.

Mexico’s annual report on Form 18-K for the fiscal year ended December 31, 2012 is available from the Securities and Exchange Commission’s website at http://www.sec.gov/Archives/edgar/data/101368/000119312513433036/d623256d18k.htm;

http://www.sec.gov/Archives/edgar/data/101368/000119312513433036/d623256dex99d.htm; and http://www.sec.gov/Archives/edgar/data/101368/000119312513433036/d623256dex99e.htm.

An Amendment to Mexico’s annual report on Form 18-K/A for the fiscal year ended December 31, 2012, including Mexico’s recent developments section, is available from the Securities and Exchange Commission’s website at http://www.sec.gov/Archives/edgar/data/101368/000119312514006066/d655788d18ka.htm; and http://www.sec.gov/Archives/edgar/data/101368/000119312514006066/d655788dex1.htm; for Amendment No. 1 filed with the Securities and Exchange Commission on January 9, 2014.

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the Web site of the Securities and Exchange Commission at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Credit Suisse Securities (USA) LLC toll free at 1-800-221-1037 or HSBC Securities (USA) Inc. toll free at 1-866-811-8049.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

Filed pursuant to Rule 433

Registration Statement No. 333-185462

January 9, 2014

United Mexican States

Final Terms and Conditions

5.55% Global Notes due 2045

Issuer:	United Mexican States

Transaction:	5.55% Global Notes due 2045 (the “2045 Notes”)

Issue Currency:	USD

Issue Size:	U.S.$3,000,000,000

Ratings:	Baa1(stable)/BBB+(stable)/BBB+(stable) (Moody’s/Standard & Poor’s/Fitch)*

Maturity Date:	January 21, 2045

Pricing Date:	January 9, 2014

Settlement Date:

January 21, 2014 (T+7)

It is expected that delivery of the 2045 Notes will be made against payment therefor on the seventh day following the Pricing Date of the 2045 Notes (such settlement cycle being referred to herein as “T+7”). Trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade 2045 Notes on the date of pricing or the next three succeeding business days will be required, by virtue of the fact that the 2045 Notes initially will settle in T+7, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of 2045 Notes who wish to trade 2045 Notes on the date of pricing or the next three succeeding business days should consult their own advisors.

Coupon:	5.55%

Coupon Payment Frequency:	Semi-annual

Issue price:	99.472%, plus accrued interest, if any, from January 21, 2014

Yield:	5.586%

Re-offer Spread:	+170 bps

Reference Benchmark:	UST 3.625% due August 15, 2043 (price: 95-14 and yield: 3.886%)

Interest Payment Dates:	January 21 and July 21 of each year, commencing July 21, 2014 (subject to interest payment date convention disclosed in the pricing supplement)

Optional Redemption:	Make-Whole Call at Treasuries +25 bps (at any time, from time to time prior to maturity upon giving no less than 30 days’ nor more than 60 days’ notice)

Gross Proceeds:	U.S.$2,984,160,000

Ranking:	Senior Unsecured

Governing Law:	New York law

Registration:	SEC Registered

Denominations:	U.S.$2,000 and integral multiples of U.S. $1,000 in excess thereof

Day Count:	30/360

Underwriters Discount:	0.20%

Listing/Trading:	Application will be made to the Luxembourg Stock Exchange - Euro MTF Market Luxembourg

CUSIP / ISIN:	91086QBE7 / US91086QBE70

Joint Bookrunners /Allocation:	Credit Suisse Securities (USA) LLC (50%) HSBC Securities (USA) Inc. (50%)

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. Each securities rating should be evaluated independent of each other securities rating.

A prospectus supplement and prospectus of Mexico, each dated December 20, 2012, accompany this free-writing prospectus and are available from the Securities and Exchange Commission’s website at http://www.sec.gov/Archives/edgar/data/101368/000119312513146690/d479944d424b2.htm. A preliminary pricing supplement, subject to completion on January 9, 2014, for the 2045 Notes, is available from the Securities and Exchange Commission’s website at http://www.sec.gov/Archives/edgar/data/101368/000119312514006078/d657042d424b2.htm.

Mexico’s annual report on Form 18-K for the fiscal year ended December 31, 2012 is available from the Securities and Exchange Commission’s website at http://www.sec.gov/Archives/edgar/data/101368/000119312513433036/d623256d18k.htm;

http://www.sec.gov/Archives/edgar/data/101368/000119312513433036/d623256dex99d.htm; and

http://www.sec.gov/Archives/edgar/data/101368/000119312513433036/d623256dex99e.htm.

An Amendment to Mexico’s annual report on Form 18-K/A for the fiscal year ended December 31, 2012, including Mexico’s recent developments section, is available from the Securities and Exchange Commission’s website at http://www.sec.gov/Archives/edgar/data/101368/000119312514006066/d655788d18ka.htm; and http://www.sec.gov/Archives/edgar/data/101368/000119312514006066/d655788dex1.htm; for Amendment No. 1 filed with the Securities and Exchange Commission on January 9, 2014.

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the Web site of the Securities and Exchange Commission at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Credit Suisse Securities (USA) LLC toll free at 1-800-221-1037 or HSBC Securities (USA) Inc. toll free at 1-866-811-8049.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.